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                                                                      EXHIBIT 23

                         CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
Diebold, Incorporated

We consent to incorporation by reference in the Registration Statements (Nos. 2-44467, 2-92107, 33-32960, 33-39988, 33-55452, 33-54677 and 33-54675) on Form
S-8 of Diebold, Incorporated of our report dated January 16, 1996 relating to the consolidated balance sheets of Diebold, Incorporated and subsidiaries as of December 31, 1995 and 1994, and the related consolidated statements of income, shareholders' equity and cash flows and related schedule for each of the years in the three-year period ended December 31, 1995, which report appears in the December 31, 1995 annual report on Form 10-K of Diebold, Incorporated.

/s/KPMG Peat Marwick LLP
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KPMG PEAT MARWICK LLP

Cleveland, Ohio
March 7, 1996

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